Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS
     Irving, TX — October 28, 2011 — Commercial Metals Company (NYSE: CMC) today reported a net loss of $120.3 million or $1.04 per diluted share on net sales of $2.3 billion for the fourth quarter ended August 31, 2011. This compares with net earnings of $8.0 million or $0.07 per diluted share on net sales of $1.8 billion for the same period in 2010. In the fourth quarter of 2011, CMC recorded pre-tax restructuring charges, including impairments, of approximately $144 million related to the Company’s decision to exit its Sisak mill in Croatia and to close five rebar fabrication locations, including four domestic and one international location, as well as eight construction services (CRP) locations. Excluding these restructuring charges, adjusted profit before tax for the fourth quarter of 2011 was $31.3 million, a loss before tax of $112.3 million including restructuring charges, compared with adjusted profit before tax of $11.5 million for the last year’s fourth quarter. The fourth quarter of 2011 also included after-tax LIFO expense of $6.3 million or $0.05 per diluted share compared with income of $23.4 million or $0.20 per diluted share in last year’s fourth quarter.
     Net loss for the year ended August 31, 2011 was $129.6 million or $1.13 per diluted share on net sales of $7.9 billion. For the full-year 2010, the Company had a net loss of $205.3 million or $1.81 per diluted share on net sales of $6.3 billion. Excluding the aforementioned restructuring charges, adjusted profit before tax was $30.5 million for 2011, a loss before taxes of $113.1 million including restructuring charges. For the year ended August 31, 2011, after-tax LIFO expense was $50.0 million or $0.44 per diluted share compared with LIFO income of $7.4 million or $0.07 per diluted share for the same period last year.
     Cash and short-term investments totaled $222 million as of August 31, 2011. There were no outstanding borrowings against the $400 million revolving credit facility. Coverage ratio tests on the Company’s unused revolver and public debt were met. The board declared a quarterly dividend of $0.12 per share on October 7, for shareholders of record on October 18, 2011.
     Joe Alvarado, President and Chief Executive Officer, said, “We achieved another profitable quarter, excluding special restructuring charges for the exit of our Croatian operation and other initiatives. These results were driven in part by relatively stable prices and demand, which contributed to greater overall predictability in our operations. Although the environment in the metals industry remains challenging, we continue to take important steps to focus on our core business, strengthen our competitive position and serve our customers in a more effective manner, all of which will help improve performance and position the Company for the future.”
     The approximately $144 million of restructuring charges recorded in the fourth quarter of 2011 included: asset impairment charges of $120 million, inventory charges of $9 million, severance charges of $5 million and other closure costs of $10 million.
     The Americas Recycling, Americas Mills and International Marketing and Distribution segments as well as the Company’s Polish mill (CMCZ), within our International Mills segment, were profitable for the fourth quarter of 2011. The 2011 fourth quarter sales and adjusted operating profit for these operations were greater than in the fourth quarter of 2010, with the exception of CMCZ which had a minimal decline in adjusted operating profit. Americas Recycling had an adjusted

(CMC Year End 2011 — Page 2)
operating profit of $10.8 million, an increase of $5.6 million, due to higher average selling prices and tons for both ferrous and nonferrous shipments. Americas Mills increased adjusted operating profit $5.0 million to $45.6 million driven by improved volumes as the Company’s shipments were the highest of any quarter since the fourth quarter of 2008, driven by seasonal pickups and continued strength in certain regional markets. CMCZ held steady with an adjusted operating profit of $14.6 million, its sixth consecutive quarterly adjusted operating profit. CMCZ benefited from a continued strong Polish economy and improvements in product mix from the Company’s new flexible rolling mill. On a year over year comparison, the Americas Recycling segment’s 2011 adjusted operating profit increased by $31.6 million, compared to the full year 2010. The Americas Mills segment’s 2011 adjusted operating profit increased $124.5 million compared to 2010, and CMCZ’s 2011 adjusted operating profit increased $79.2 million over 2010.
     The International Marketing and Distribution segment remained profitable in the fourth quarter, as it has for each of the last nine quarters. The segment achieved adjusted operating profit of $22.7 million compared to $12.5 million in fourth quarter 2010. Each of its major geographic marketing operations were profitable this quarter, led by the raw materials marketing operations. Additionally, the Company’s domestic steel import business continued to improve with another solid quarter. Overall, the Company’s Australian operations were profitable but its Australian distribution operation was impacted by weakness in Australia’s economy. During the fourth quarter of 2011, CMC completed the purchase of G.A.M. Steel Pty. Ltd. (“G.A.M.”), based in Melbourne, Australia. G.A.M. is a leading distributor and processor of steel long products and plate, servicing the structural fabrication, rural and manufacturing segments in the state of Victoria, Australia. The acquisition of G.A.M. will complement CMC’s existing national long products distribution investments in Australia.
     The Americas Fabrication segment continues to be affected by an overall difficult market for fabricated steel. The segment reported an adjusted operating loss of $42.8 million, including the previously discussed restructuring charges of $21.7 million. Tonnages and selling prices increased, but an $8.3 million unfavorable swing in LIFO expense made it difficult to improve on the fourth quarter 2010 adjusted operating loss of $17.1 million.
     CMCS had an adjusted operating loss of $115.1 million, including the previously discussed restructuring charges of $110.6. The Company will be incurring severance and closure costs in 2012 but has forecast that the liquidation of working capital and the cash tax savings will minimize the cash flow impact of these restructuring costs.
Outlook
     Alvarado concluded, “Our backlog remains at levels comparable to last quarter and we’re pleased to see pricing in the backlog continuing to improve. In the first quarter of 2012, we expect a slowdown in operations, typical with this time of year as we begin to enter the winter months at such businesses as CMCZ. As a result of this seasonally weaker first quarter and the costs associated with our exit from the Croatian steel pipe business, we expect to incur a loss before tax from operations; however, expected tax benefits related to CMCS will give us after tax profitability in the first quarter of 2012. Importantly, we remain encouraged as we continue to make progress in reducing our cost structure, improving operations and enhancing cash flows.”

(CMC Year End 2011 — Page 3)
Conference Call
     CMC invites you to listen to a live broadcast of its fourth quarter 2011 conference call today, Friday, October 28, 2011, at 11:00 a.m. ET. The call will be hosted by Joe Alvarado, President and CEO, and Barbara Smith, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on the webcast on the next business day. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings (loss), economic conditions, credit availability, product pricing and demand, currency valuation, production rates, energy expense, interest rates, inventory levels, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements can generally be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current expectations.
     Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems in Greece and other countries within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity; decisions by governments affecting the level of steel imports, including tariffs and duties; litigation claims and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; energy, insurance and supply prices; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.

(CMC Year End 2011 — Page 4)

	Three months ended		Fiscal year ended
(Short Tons in Thousands)	8/31/11	8/31/10	8/31/11	8/31/10
Americas Steel Mill Rebar Shipments	367	311	1,280	1,125
Americas Steel Mill Structural and Other Shipments	336	238	1,238	1,031
CMCZ Shipments	399	387	1,494	1,387

Total Mill Tons Shipped	1,102	936	4,012	3,543

Americas Steel Mill Average FOB Selling Price (Total Sales)	$697	$602	$669	$563
Americas Steel Mill Average Cost Ferrous Scrap Utilized	$383	$292	$364	$292
Americas Steel Mill Metal Margin	$314	$310	$305	$271
Americas Steel Mill Average Ferrous Scrap Purchase Price	$352	$260	$329	$259
CMCZ Mill Average FOB Selling Price (Total Sales)	$679	$496	$638	$461
CMCZ Mill Average Cost Ferrous Scrap Utilized	$413	$290	$389	$295
CMCZ Mill Metal Margin	$266	$206	$249	$166
CMCZ Mill Average Ferrous Scrap Purchase Price	$349	$241	$325	$244

Americas Fabrication Rebar Shipments	244	239	851	830
Americas Fabrication Structural and Post Shipments	35	33	155	149

Total Americas Fabrication Tons Shipped	279	272	1,006	979

Americas Fabrication Avg. Selling Price (Excluding Stock and Buyout Sales)	$866	$778	$817	$768

Americas Recycling Tons Shipped	714	554	2,469	2,138
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/11	8/31/10	8/31/11	8/31/10
Net Sales
Americas Recycling	$523,404	$362,222	$1,829,537	$1,316,430
Americas Mills	576,992	404,870	2,036,325	1,478,426
Americas Fabrication	357,549	319,427	1,225,722	1,140,277
International Mills	342,230	231,758	1,140,545	763,978
International Marketing and Distribution	735,891	720,024	2,650,899	2,463,414
Corporate and Eliminations	(268,446)	(222,054)	(964,598)	(856,423)

Total Net Sales	$2,267,620	$1,816,247	$7,918,430	$6,306,102

Adjusted Operating Profit (Loss):
Americas Recycling	$10,808	$5,220	$43,059	$11,416
Americas Mills	45,593	40,586	161,731	37,251
Americas Fabrication	(42,830)	(17,115)	(129,141)	(107,800)
International Mills	(100,537)	10,889	(100,125)	(73,484)
International Marketing and Distribution	22,749	12,531	76,337	74,689
Corporate and Eliminations	(28,412)	(27,143)	(86,004)	(67,218)

(CMC Year End 2011 — Page 5)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share and per share data)

	Three months ended		Fiscal year ended
	8/31/11	8/31/10	8/31/11	8/31/10

Net Sales	$2,267,620	$1,816,247	$7,918,430	$6,306,102

Costs and Expenses:
Cost of Goods Sold	2,096,618	1,657,491	7,301,815	5,911,065
Selling, General and Administrative Expenses	146,341	132,525	537,113	520,369
Impairment of Assets	118,795	2,428	118,795	3,766
Interest Expense	15,949	17,637	70,806	75,508

	2,377,703	1,810,081	8,028,529	6,510,708

Earnings (Loss) from Continuing Operations Before Taxes	(110,083)	6,166	(110,099)	(204,606)
Income Taxes (Benefit)	10,640	(2,017)	19,328	(38,118)

Earnings (Loss) from Continuing Operations	(120,723)	8,183	(129,427)	(166,488)

Earnings (Loss) from Discontinued Operations Before Taxes	(2,183)	2,751	(2,965)	(59,762)
Income Taxes (Benefit)	(2,685)	2,975	(2,988)	(21,142)

Earnings (Loss) from Discontinued Operations	502	(224)	23	(38,620)

Net Earnings (Loss)	(120,221)	7,959	(129,404)	(205,108)
Less Net Earnings Attributable to Noncontrolling Interests	50	(42)	213	236
Net Earnings (Loss) Attributable to CMC	$(120,271)	$8,001	$(129,617)	$(205,344)

Basic Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$(1.04)	$0.07	$(1.13)	$(1.47)
Earnings (Loss) from Discontinued Operations	$—	$—	$—	$(0.34)

Net Earnings (Loss)	$(1.04)	$0.07	$(1.13)	$(1.81)

Diluted Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$(1.04)	$0.07	$(1.13)	$(1.47)
Earnings (Loss) from Discontinued Operations	$—	$—	$—	$(0.34)

Net Earnings (Loss)	$(1.04)	$0.07	$(1.13)	$(1.81)

Cash Dividends per Share	$0.12	$0.12	$0.48	$0.48

Average Basic Shares Outstanding	115,523,088	114,261,440	114,995,616	113,524,836
Average Diluted Shares Outstanding	115,523,088	114,946,453	114,995,616	113,524,836

(CMC Year End 2011 — Page 6)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	August 31,	August 31,
	2011	2010

Assets:
Current Assets:
Cash and cash equivalents	$222,390	$399,313
Accounts receivable, net	956,852	824,339
Inventories	908,338	674,680
Other	238,673	276,874

Total Current Assets	2,326,253	2,175,206

Net Property, Plant and Equipment	1,112,015	1,232,268

Goodwill	77,638	71,580

Other Assets	167,225	227,099

	$3,683,131	$3,706,153

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$585,289	$504,388
Accounts payable — documentary letters of credit	170,683	226,633
Accrued expenses and other payables	377,774	324,897
Notes payable	6,200	6,453
Commercial paper	—	10,000
Current maturities of long-term debt	58,908	30,588

Total Current Liabilities	1,198,854	1,102,959

Deferred Income Taxes	49,572	43,668
Other Long-Term Liabilities	106,560	108,870
Long-Term Debt	1,167,497	1,197,282

Stockholders’ Equity Attributable to CMC	1,160,425	1,250,736
Stockholders’ Equity Attributable to Noncontrolling Interests	223	2,638

	$3,683,131	$3,706,153

(CMC Year End 2011 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal year ended
	8/31/11	8/31/10
Cash Flows From (Used by) Operating Activities:
Net loss	$(129,404)	$(205,108)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	159,576	168,934
Provision for losses (recoveries) on receivables, net	306	(2,582)
Share-based compensation	12,893	13,132
Deferred income taxes	(19,856)	59,286
Tax benefits from stock plans	(2,355)	(4,033)
Gain on sale of assets and other	(1,315)	(4,740)
Write-down of inventory	25,503	53,203
Asset impairment	120,145	35,041

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Increase in accounts receivable	(168,779)	(106,402)
Accounts receivable sold, net	78,297	10,239
Increase in inventories	(200,204)	(60,612)
Decrease (increase) in other assets	73,382	(94,313)
Increase in accounts payable, accrued expenses, other payables and income taxes	82,642	186,952
Decrease in other long-term liabilities	(3,084)	(4,087)

Net Cash Flows From Operating Activities	27,747	44,910

Cash Flows From (Used by) Investing Activities:
Capital expenditures	(73,215)	(127,121)
Proceeds from the sale of property, plant and equipment, and other	53,394	22,887
Proceeds from the sale of equity method investments	10,802	—
Acquisitions, net of cash acquired	(48,386)	(2,448)
Increase in deposit for letters of credit	(4,123)	(26,930)

Net Cash Flows Used By Investing Activities	(61,528)	(133,612)

Cash Flows From (Used by) Financing Activities:
Increase (decrease) in documentary letters of credit	(55,950)	117,423
Short-term borrowings, net change	(10,253)	14,636
Repayments on long-term debt	(33,577)	(29,939)
Proceeds from issuance of long-term debt	—	22,438
Stock issued under incentive and purchase plans	9,615	10,494
Cash dividends	(55,177)	(54,489)
Contribution from (purchase of) noncontrolling interests	(4,027)	21
Tax benefits from stock plans	2,355	4,033

Net Cash Flows From (Used By) Financing Activities	(147,014)	84,617

Effect of Exchange Rate Changes on Cash	3,872	(2,205)

Decrease in Cash and Cash Equivalents	(176,923)	(6,290)
Cash and Cash Equivalents at Beginning of Year	399,313	405,603

Cash and Cash Equivalents at End of Year	$222,390	$399,313

(CMC Year End 2011 — Page 8)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands except per share data)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Profit (Loss) Before Tax, Adjusted Net Earnings (Loss) and Adjusted Earnings (Loss) Per Share:
Adjusted Profit (Loss) Before Tax, Adjusted Net Earnings (Loss) and Adjusted Earnings (Loss) Per Share are non-GAAP performance measurements. Management believes excluding the restructuring charges listed below from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decision making.

	Three months ended		Fiscal year ended
	8/31/11	8/31/10	8/31/11	8/31/10
Earnings (loss) from continuing operations before taxes	$(110,083)	$6,166	$(110,099)	$(204,606)
Earnings (loss) from discontinued operations before taxes	(2,183)	2,751	(2,965)	(59,762)

Earnings (loss) before taxes	(112,266)	8,917	(113,064)	(264,368)

Restructuring charges:
Asset impairment charges	120,145	—	120,145	31,300
Write-down of inventory	8,500	—	8,500	7,400
Severance	5,051	2,600	5,051	11,700
Lease termination costs	2,196	—	2,196	—
Other closure costs	7,700	—	7,700	—

Adjusted profit (loss) before tax	31,326	11,517	30,528	(213,968)

Income taxes (benefit) on adjusted profit (loss)	21,091	1,868	29,475	(41,620)
Less: Liability for non-U.S. earnings due to restructuring	8,848	—	8,848	—

Adjusted income taxes (benefit) excluding restructuring charges	12,243	1,868	20,627	(41,620)

Adjusted net earnings (loss) excluding restructuring charges	$19,083	$9,649	$9,901	$(172,348)

Adjusted earnings (loss) per share excluding restructuring charges	$0.17	$0.08	$0.09	$(1.52)
The adjustments in the fourth quarter of 2011 relate to restructuring charges associated with the Company’s decision to exit our mill in Croatia and the closure of certain rebar fabrication and CRP locations. The adjustments for 2010 relate to the Company’s decision to exit the joist and deck business in the second quarter of 2010.
Adjusted EBITDA and Adjusted EBITDA excluding restructuring charges:
Earnings before interest expense, income taxes, depreciation and amortization, and impairment charges.
Adjusted EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements.
Adjusted EBITDA excluding restructuring charges is used by management to measure liquidity capabilities and management believes it helps investors in the comparison of underlying performance between periods.

	Three months ended		Fiscal year ended
	8/31/11	8/31/10	8/31/11	8/31/10
Net earnings (loss) attributable to CMC	$(120,271)	$8,001	$(129,617)	$(205,344)
Interest expense	15,949	17,637	70,806	75,508
Income taxes	7,955	958	16,340	(59,260)
Depreciation and impairment charges	158,911	42,969	279,721	203,975

Adjusted EBITDA	62,544	69,565	237,250	14,879

Restructuring charges:
Write-down of inventory	8,500	—	8,500	7,400
Severance	5,051	2,600	5,051	11,700
Lease termination costs	2,196	—	2,196	—
Other closure costs	7,700	—	7,700	—

Adjusted EBITDA excluding restructuring charges	$85,991	$72,165	$260,697	$33,979

The adjustments in the fourth quarter of 2011 relate to restructuring charges associated with the Company’s decision to exit our mill in Croatia and the closure of certain rebar fabrication and CRP locations. The adjustments for 2010 relate to the Company’s decision to exit the joist and deck business in the second quarter of 2010.

(CMC Year End 2011 — Page 9)
Adjusted EBITDA to interest coverage for the year ended August 31, 2011:
     $237,250 / 70,806 = 3.4
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2011 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,160,425
Long-term debt	1,167,497
Deferred income taxes	49,572

Total capitalization	$2,377,494
Other Financial Information
Long-term debt to cap ratio as of August 31, 2011:
Debt divided by capitalization
     $1,167,497 / 2,377,494 = 49.1%
Total debt to cap plus short-term debt plus notes payable ratio as of August 31, 2011:
     ($1,167,497 + 58,908 + 6,200) / (2,377,494 + 58,908 + 6,200) = 50.5%
Current ratio as of August 31, 2011:
Current assets divided by current liabilities
     $2,326,253 / 1,198,854 = 1.9

Contact:	Barbara Smith Chief Financial Officer 214.689.4300

(CMC Year End 2011 — Page 10)
Important Additional Information
Commercial Metals Company (“CMC”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from CMC stockholders in connection with the matters to be considered at CMC’s 2012 annual meeting of stockholders. CMC intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from CMC stockholders. CMC STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of CMC’s directors and executive officers in CMC stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the CMC’s website (www.cmc.com) in the section “Investor Relations.” More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with CMC’s 2012 annual meeting of stockholders. Information can also be found in CMC’s Annual Report on Form 10-K for the year ended August 31, 2010, filed with the SEC on October 29, 2010. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by CMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at CMC’s website at www.cmc.com or by writing to CMC at 6565 N. MacArthur Blvd., Suite 800, Irving, Texas 75039, Attn: Corporate Secretary.